    HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com

News Release

For Information, Contact:
Matthew S. McCall, Vice President, Investor Relations, and Corporate Development (563 275 8898)

HNI CORPORATION APPOINTS NEW CHIEF FINANCIAL OFFICER

MUSCATINE, Iowa -- (October 3, 2024) -- HNI Corporation (NYSE: HNI) announced today Marshall H. Bridges notified the Corporation on September 27, 2024, of his decision to retire as Senior Vice President and Chief Financial Officer (CFO), effective December 28, 2024.

On October 1, 2024, the Board of Directors appointed Vincent Paul (VP) Berger II as Executive Vice President (EVP) and CFO, effective December 29, 2024. Mr. Berger, age 52, is a 27-year HNI member, serving as EVP and President of Hearth and Home Technologies since 2016. Mr. Berger is a certified public accountant and an experienced business executive with more than 30 years of experience in various finance, operational, and leadership roles.

Following his retirement from full-time employment, Mr. Bridges will continue in a part-time role assisting the Corporation with strategic projects focused in the area of artificial intelligence.

“On behalf of the Board of Directors and the HNI team, I want to thank Marshall for his many contributions to the Corporation over the last 23 years,” said Jeff Lorenger, Chairman, President, and Chief Executive Officer. “Marshall has played an instrumental role in our success.”

“It gives me great confidence to know that VP, a long-time HNI colleague and seasoned senior leader, is stepping into this role,” said Mr. Lorenger. “Not only does he have a comprehensive understanding of the residential building products segment and deep knowledge of our business, he also is passionate about our people and culture. We are fortunate that with VP our CFO transition will be seamless.”

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.